Intrepid Announces First Quarter 2024 Results

Denver, CO, May 8, 2024 - Intrepid Potash, Inc. ("Intrepid", the "Company", "we", "us", "our") (NYSE:IPI) today reported its results for the first quarter of 2024.

Key Highlights for First Quarter 2024

Financial & Operational
•Total sales of $79.3 million, which compares to $86.9 million in the first quarter of 2023.
•Net loss of $3.1 million (or $0.24 per diluted share), which compares to net income of $4.5 million (or $0.35 per diluted share) in the first quarter of 2023.
•Gross margin of $6.4 million, which compares to $16.4 million in the first quarter of 2023.
•Cash flow provided by operations of $41.5 million, which compares to $8.4 million of cash flow provided by operations in the first quarter of 2023. First quarter 2024 cash flow from operations includes $45 million received from XTO Holdings under the amended Cooperative Development Agreement.
•Adjusted EBITDA(1) of $7.7 million, which compares to $16.4 million in the first quarter of 2023.
•Potash and Trio® sales volumes of 74 thousand and 91 thousand tons, respectively, which compares to the first quarter of 2023 of 89 thousand and 65 thousand tons, respectively.
•Potash and Trio® average net realized sales prices(1) of $395 and $300 per ton, respectively, which compares to the first quarter of 2023 of $485 and $344 per ton, respectively.

Management & Board of Director Updates
•On April 16, 2024, Intrepid's Executive Chairman and CEO, Bob Jornayvaz, was granted a temporary medical leave of absence. In connection with Mr. Jornayvaz’s leave of absence, the Board appointed Matt Preston, Chief Financial Officer, as acting principal executive officer and appointed Intrepid’s co-founder, Hugh Harvey, as a Class III Director. The Board also temporarily delegated all responsibilities of the Chairman of the Board to Barth Whitham, Intrepid’s Lead Director.

Capital Expenditures
•Capital expenditures were $11.7 million in the first quarter of 2024. We still expect full-year 2024 capital expenditures of $40 million to $50 million.
•Our capital expenditures continue to be primarily focused on our potash assets to help us meet our goals of maximizing brine availability and underground brine residence time,

which will help drive higher and more consistent potash production and improve our unit economics.

Project & Operational Updates
•HB Solar Solution Mine in Carlsbad, New Mexico
◦Eddy Shaft Brine Extraction Project: After commissioning this project in October 2023, we have extracted approximately 205 million gallons of brine, which corresponds to approximately 75 thousand potash product tons.
◦Replacement Extraction Well ("IP30B"): We successfully drilled IP30B and are completing installation of the surface infrastructure and pumps. This project remains on schedule to be complete in the second quarter of 2024.
◦Phase Two of HB Injection Pipeline Project: Phase Two is the installation of an in-line pigging system to clean the pipeline and remove scaling to help ensure more consistent flow rates. We received the final permits in April and we expect to commission the project in the third quarter of 2024. Upon Phase Two commissioning, we expect brine injection rates at HB to be the highest in company history, which is key for maximizing brine availability and residence time.

•Brine Recovery Mine in Wendover, Utah
◦Primary Pond 7 ("PP7"): Construction of PP7 is nearing completion and the pond has started to receive brine. This new primary pond will increase the brine evaporative area at Wendover and will help us meet our goals of maximizing brine availability, increasing brine grade, and improving production. We expect this project to be complete in the second quarter of 2024.
◦Lithium Project: We are still in the process of reviewing deal structures with potential partners. The lithium already present in our byproduct magnesium brine is estimated to support approximately two thousand tons of lithium carbonate production per year assuming a commercially feasible extraction technology.

•Intrepid South
◦Sand Project: We have the necessary permits and are currently in the process of reviewing deal structures with potential partners to develop the sand resource. This project is planned to have a productive capacity of one million tons of wet sand per year and we estimate that the underlying resource contains enough sand to support decades of production.

•East Underground Trio® Mine
◦Revised operating schedule - lower direct costs and reduced capital expenditures: Due to improved mining rates from the two new continuous miners, in the first quarter of 2024, we moved to a reduced operating schedule of four days underground and three days of surface operations per week. In conjunction with the reduced schedule and recent improvements in our pellet production rates, we also restarted our fine langbeinite recovery system in March 2024. The reduced schedule has the benefit of lowering our direct production costs through reduced labor, fewer contract employees, and reduced capital requirements in the near-term due to decreased mine development work. Overall, we expect our 2024 cash production costs at our East mine to decrease by approximately $8 million to $10 million, or 12% to 15%, when compared to the prior year. We expect our 2024 production volumes will be similar to the prior year and we'll continue to evaluate options to improve margins at our East facility.
Liquidity
•As of May 3, 2024, Intrepid had approximately $46.5 million in cash and cash equivalents and $150 million available under its revolving credit facility, for total liquidity of approximately $196.5 million.
•Intrepid maintains an investment account of short-and-long-term fixed income securities that had a balance of approximately $3.4 million as of May 3, 2024.

Consolidated Results, Management Commentary, & Outlook
In the first quarter of 2024, Intrepid generated sales of $79.3 million, a 9% decrease from first quarter 2023 sales of $86.9 million. Consolidated gross margin totaled $6.4 million, while net loss totaled $3.1 million, or a net loss of $0.24 per diluted share, which compares to first quarter 2023 net income of $4.5 million, or $0.35 per diluted share. The Company delivered adjusted EBITDA(1) of $7.7 million, down from $16.4 million in the same prior year period, with the lower profitability primarily being driven by lower pricing for our key products. Our first quarter 2024 net realized sales prices(1) for potash and Trio® averaged $395 and $300 per ton, respectively, which compares to $485 and $344 per ton, respectively, in the first quarter of 2023.

Matt Preston, Intrepid's Chief Financial Officer and acting principal executive officer commented: "Intrepid started the year with a solid first quarter that was highlighted by robust demand and stable pricing in the potash market. Our quarterly Trio® sales volumes of 91 thousand tons exceeded expectations as consistent potash pricing and improving sulfate values drove strong in-season demand. Improved mining rates due to the two new continuous miners allowed us to adjust the production schedule at our East facility while maintaining consistent production rates in the near-term as we limit capital expenditures and mine development work. In potash, reduced production during the 2023-2024 production year has constrained our sales volumes and negatively impacted our unit economics, but we still expect our production to inflect higher starting in the second half of this year.

Getting our potash production back to the historical levels remains the number one focus for Intrepid and we look forward to seeing the improvement in our unit economics later this year. For a final comment, we want to extend our heartfelt best wishes to Bob for a swift recovery, and we appreciate the support and understanding during this time."

Segment Highlights

Potash

	Three Months Ended March 31,
	2024	2023
	(in thousands, except per ton data)
Sales	$37,576	$52,497
Gross margin	$5,574	$14,428

Potash sales volumes (in tons)	74	89
Potash production volumes (in tons)	87	90

Average potash net realized sales price per ton(1)	$395	$485

Potash segment sales in the first quarter of 2024 decreased 28% to $37.6 million when compared to the first quarter of 2023. The lower revenue was driven by a 19% decrease in our average net realized sales price per ton to $395, as well as a 17% decrease in our potash sales volumes to 74 thousand tons. Our potash sales volumes decreased due to our lower potash production at our HB and Wendover facilities in 2023.
Our potash segment cost of goods sold decreased 18% in the first quarter of 2024, compared to the first quarter of 2023, as we sold 17% fewer tons of potash. In addition, we had a lower weighted average carrying cost per ton to begin 2024 owing to the lower of cost or net realizable value inventory charge that was recorded during the fourth quarter of 2023. During the first quarter of 2024, we recorded total lower of cost or net realizable value inventory adjustments of $0.5 million as our weighted average carrying cost per ton for certain inventoried potash products was higher than our expected selling price per ton for those products.
Our potash segment gross margin decreased $8.9 million in the first quarter of 2024, compared to the first quarter of 2023, due to the factors discussed above.
Our potash production totaled 87 thousand tons in the first quarter of 2024, which compares to 90 thousand tons produced in the same prior year period. We continue to expect a positive inflection in our potash production in the second half of 2024.

Trio®

	Three Months Ended March 31,
	2024	2023
	(in thousands, except per ton data)
Sales	$36,487	$30,274
Gross (deficit) margin	$(1,140)	$1,452

Trio® sales volume (in tons)	91	65
Trio® production volume (in tons)	54	49

Average Trio® net realized sales price per ton(1)	$300	$344

Trio® segment sales increased 21% during the first quarter of 2024, compared to the first quarter of 2023. Trio® sales increased primarily due to a 40% increase in Trio® tons sold, partially offset by a 13% decrease in our average net realized sales price per ton. Sales volumes increased during the first quarter of 2024, compared to the first quarter of 2023, as customers found good value for Trio® relative to crop prices.
Trio® cost of goods sold increased 31% in the first quarter of 2024, compared to the first quarter of 2023, primarily due to higher sales volumes. However, our Trio® cost of goods in the first quarter of 2024 did benefit from the lower of cost or net realizable value inventory adjustment recorded in the fourth quarter of 2023 which reduced our beginning 2024 Trio® average carrying cost per ton. In addition, our weighted average carrying cost per ton was positively impacted by decreases in certain production costs incurred during the first quarter of 2024, such as production labor and benefits expense, as we moved to a reduced production schedule and restarted our fine langbeinite recovery system in the first quarter of 2024. Lastly, we produced more tons of Trio® in the first quarter of 2024, compared to the first quarter of 2023, which also helped lower our per ton production costs.
Our Trio® segment incurred a gross deficit of $1.1 million in the first quarter of 2024, compared to gross margin of $1.5 million in the first quarter of 2023, primarily due to the decrease in average net realized sales price per ton.
Our Trio® production totaled 54 thousand tons in the first quarter of 2024, which compares to 49 thousand tons in the prior year period.

Oilfield Solutions

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Sales	$5,324	$4,250
Gross margin	$2,000	$472

Our oilfield solutions segment sales increased $1.1 million in the first quarter of 2024, compared to the first quarter of 2023, due to a $0.6 million increase in water sales, a $0.3 million increase in brine water sales, and a $0.2 million increase in other oilfield solution products and services. Our water sales increased compared to the prior year period due to increased sales of water on our South ranch. Our brine water sales and sales of other oilfield solutions products and services increased due to continued strong demand from oil and gas operators in the Permian Basin near Intrepid South.
    Our cost of goods sold decreased $0.5 million, or 12%, in the first quarter of 2024, compared to the first quarter of 2023, due to using less contract labor. In the first quarter of 2023, we used contract labor to complete various projects at Intrepid South.
Gross margin for the first quarter of 2024 increased $1.5 million compared to the first quarter of 2023, due to the factors discussed above.

Liquidity
During the first quarter of 2024, cash flow provided by operations was $41.5 million, while cash used in investing activities was $6.6 million. As of May 3, 2024, we had approximately $46.5 million in cash and cash equivalents, no outstanding borrowings, and $150 million available to borrow under our revolving credit facility, for total liquidity of approximately $196.5 million.

Notes
1 Adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Thursday, May 9, 2024, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.

Management invites you to listen to the conference call by using the toll-free dial-in number 1 (800) 715-9871 or International dial-in number 1 (646) 307-1963; please use conference ID 1179359. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (609) 800-9909 for International, or at intrepidpotash.com. The replay of the call will require the input of the replay access code 1179359. The recording will be available through May 16, 2024.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•further write-downs of the carrying value of assets, including inventories;

•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•our reliance on key personnel, including our ability to identify, recruit, and retain key personnel;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•global inflationary pressures and supply chain challenges;
•the impact of global health issues, such as the COVID-19 pandemic, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2023.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Sales	$79,287	$86,920
Less:
Freight costs	12,830	11,590
Warehousing and handling costs	3,089	2,733
Cost of goods sold	56,431	56,245
Lower of cost or net realizable value inventory adjustments	503	—
Gross Margin	6,434	16,352

Selling and administrative	8,357	8,858
Accretion of asset retirement obligation	622	535
Impairment of long-lived assets	1,377	—
Loss on sale of assets	251	200
Other operating income	(1,132)	—
Other operating expense	1,265	1,385
Operating (Loss) Income	(4,306)	5,374

Other Income
Equity in earnings of unconsolidated entities	149	821
Interest income	244	85
Other income	8	13
(Loss) Income Before Income Taxes	(3,905)	6,293

Income Tax Benefit (Expense)	775	(1,787)
Net (Loss) Income	$(3,130)	$4,506

Weighted Average Shares Outstanding:
Basic	12,817	12,694
Diluted	12,817	12,875
(Loss) Earnings Per Share:
Basic	$(0.24)	$0.35
Diluted	$(0.24)	$0.35

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2024 AND DECEMBER 31, 2023
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$34,067	$4,071
Short-term investments	2,971	2,970
Accounts receivable:
Trade, net	41,826	22,077
Other receivables, net	1,201	1,470
Inventory, net	102,549	114,252
Prepaid expenses and other current assets	5,530	7,200
Total current assets	188,144	152,040

Property, plant, equipment, and mineral properties, net	354,809	358,249
Water rights	19,184	19,184
Long-term parts inventory, net	30,543	30,231
Long-term investments	6,297	6,627
Other assets, net	8,609	8,016
Non-current deferred tax asset, net	195,012	194,223
Total Assets	$802,598	$768,570

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$11,029	$12,848
Accrued liabilities	13,374	14,061
Accrued employee compensation and benefits	6,299	7,254
Other current liabilities	8,748	12,401
Total current liabilities	39,450	46,564

Advances on credit facility	—	4,000
Asset retirement obligation, net of current portion	30,699	30,077
Operating lease liabilities	518	741
Finance lease liabilities	1,608	1,451
Deferred other income, long-term	47,170	—
Other non-current liabilities	1,166	1,309
Total Liabilities	120,611	84,142

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
12,875,520 and 12,807,316 shares outstanding
at March 31, 2024, and December 31, 2023, respectively	13	13
Additional paid-in capital	666,326	665,637
Retained earnings	37,660	40,790
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	681,987	684,428
Total Liabilities and Stockholders' Equity	$802,598	$768,570

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(3,130)	$4,506
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,304	9,292
Accretion of asset retirement obligation	622	535
Amortization of deferred financing costs	75	75
Amortization of intangible assets	80	80
Stock-based compensation	1,322	1,746
Lower of cost or net realizable value inventory adjustments	503	—
Impairment of long-lived assets	1,377	—
Loss on disposal of assets	251	200
Allowance for parts inventory obsolescence	53	—
Equity in earnings of unconsolidated entities	(149)	(821)
Distribution of earnings from unconsolidated entities	—	320
Changes in operating assets and liabilities:
Trade accounts receivable, net	(19,749)	(12,474)
Other receivables, net	247	(92)
Inventory, net	10,835	7,645
Prepaid expenses and other current assets	922	250
Deferred tax assets, net	(789)	1,661
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(3,621)	(5,305)
Operating lease liabilities	(384)	(401)
Deferred other income	44,434	—
Other liabilities	(671)	1,232
Net cash provided by operating activities	41,532	8,449

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(11,673)	(21,039)
Purchase of investments	—	(956)
Proceeds from sale of assets	4,596	65
Proceeds from redemptions/maturities of investments	500	1,500
Net cash used in investing activities	(6,577)	(20,430)

Cash Flows from Financing Activities:
Payments of financing lease	(324)	(43)
Proceeds from short-term borrowings on credit facility	—	5,000
Repayments of short-term borrowings on credit facility	(4,000)	—
Employee tax withholding paid for restricted stock upon vesting	(633)	(1,037)
Net cash (used in) provided by financing activities	(4,957)	3,920

Net Change in Cash, Cash Equivalents and Restricted Cash	29,998	(8,061)
Cash, Cash Equivalents and Restricted Cash, beginning of period	4,651	19,084
Cash, Cash Equivalents and Restricted Cash, end of period	$34,649	$11,023

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands)

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Diluted Share

Adjusted net (loss) income and adjusted net (loss) income per diluted share are calculated as net (loss) income or net (loss) income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net (Loss) Income	$(3,130)	$4,506
Adjustments
Impairment of long-lived assets	1,377	—
Loss on sale of assets	251	200
Calculated income tax effect(1)	(423)	(52)
Total adjustments	1,205	148
Adjusted Net (Loss) Income	$(1,925)	$4,654

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended March 31,
	2024	2023
Net (Loss) Income Per Diluted Share	$(0.24)	$0.35
Adjustments
Impairment of long-lived assets	0.11	—
Loss on sale of assets	0.02	0.02
Calculated income tax effect(1)	(0.03)	—
Total adjustments	0.10	0.02
Adjusted Net (Loss) Income Per Diluted Share	$(0.14)	$0.37

(1) Assumes an annual effective tax rate of 26% for 2024 and 2023.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands)

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net (loss) income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net (Loss) Income	$(3,130)	$4,506
Impairment of long-lived assets	1,377	—
Loss on sale of assets	251	200
Interest expense	—	—
Income tax (benefit) expense	(775)	1,787
Depreciation, depletion, and amortization	9,304	9,292
Amortization of intangible assets	80	80
Accretion of asset retirement obligation	622	535
Total adjustments	10,859	11,894
Adjusted EBITDA	$7,729	$16,400

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands)

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2024		2023
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$37,576	$36,487	$52,497	$30,274
Less: Segment byproduct sales	5,164	203	5,342	1,221
Freight costs	3,146	8,974	3,992	6,685
Subtotal	$29,266	$27,310	$43,163	$22,368

Divided by:
Tons sold	74	91	89	65
Average net realized sales price per ton	$395	$300	$485	$344

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands)

	Three Months Ended March 31, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$32,412	$—	$—	$(100)	$32,312
Trio®	—	36,284	—	—	36,284
Water	—	—	2,169	—	2,169
Salt	3,144	203	—	—	3,347
Magnesium Chloride	419	—	—	—	419
Brine Water	1,583	—	1,127	—	2,710
Other	18	—	2,028	—	2,046
Total Revenue	$37,576	$36,487	$5,324	$(100)	$79,287

	Three Months Ended March 31, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$47,155	$—	$—	$(101)	$47,054
Trio®	—	29,053	—	—	29,053
Water	80	1,048	1,619	—	2,747
Salt	3,043	173	—	—	3,216
Magnesium Chloride	1,137	—	—	—	1,137
Brine Water	1,082	—	822	—	1,904
Other	—	—	1,809	—	1,809
Total Revenue	$52,497	$30,274	$4,250	$(101)	$86,920

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(In thousands)

Three Months Ended March 31, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$37,576	$36,487	$5,324	$(100)	$79,287
Less: Freight costs	3,956	8,974	—	(100)	12,830
Warehousing and handling costs	1,727	1,362	—	—	3,089
Cost of goods sold	25,816	27,291	3,324	—	56,431
Lower of cost or net realizable value inventory adjustments	503	—	—	—	503
Gross Margin (Deficit)	$5,574	$(1,140)	$2,000	$—	$6,434
Depreciation, depletion, and amortization incurred[1]	$6,971	$884	$1,071	$458	$9,384

Three Months Ended March 31, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$52,497	$30,274	$4,250	$(101)	$86,920
Less: Freight costs	5,005	6,686	—	(101)	11,590
Warehousing and handling costs	1,480	1,253	—	—	2,733
Cost of goods sold	31,584	20,883	3,778	—	56,245
Gross Margin	$14,428	$1,452	$472	$—	$16,352
Depreciation, depletion, and amortization incurred[1]	$7,051	$1,206	$907	$208	$9,372
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.